Exhibit 99.1

For release: September 30, 2016

Contact: John K. Lines, Sr. VP, General Counsel, and Secretary

Phone: (615) 890-2020

Donald Daniel and Charlotte Swafford

Announce Retirement.

MURFREESBORO, Tenn. — National HealthCare Corporation (NYSE MKT: NHC), the nation’s oldest publicly traded senior health care company, today announced that both Donald K. Daniel and Charlotte A. Swafford have informed the Board of Directors that they plan to retire from their positions within the company effective December 31, 2016. Ms. Swafford will be leaving her position as Senior Vice President and Treasurer, a position that she has held since 1985. Mr. Daniel will be leaving his position as Senior Vice President & Controller and Principal Accounting Officer, a position that he has held since 1993. Ms. Swafford has been with NHC for 43 years while Mr. Daniel has been with NHC for 39 years.

Jeffrey R. Smith, currently Vice President of Treasury, has been appointed by NHC’s Board to replace Ms. Swafford as Senior Vice President and Treasurer effective January 1, 2017. Mr. Smith has served NHC for 22 years. Brian F. Kidd, currently Vice President and Assistant Controller, has been appointed by NHC’s Board to replace Mr. Daniel as Senior Vice President, Controller and Principal Accounting Officer effective January 1, 2017. Mr. Kidd has served NHC for 8 years. Both Mr. Smith and Mr. Kidd have been trained and developed as replacements for Ms. Swafford and Mr. Daniel.

Mr. Smith has been with NHC since 1994. Prior to being promoted to Vice President of Treasury in 2009, Mr. Smith served as an Assistant Vice President and an Accounting Manager at NHC. Mr. Smith is a CPA and earned his B.S. in Accounting from David Lipscomb University in Nashville, Tennessee in 1985. Mr. Smith also earned his law degree from the Nashville School of Law in 1998.

Mr. Kidd has been with NHC since 2008. His responsibilities at NHC have included overseeing and reviewing all aspects of external financial reporting, which includes compliance and monitoring of GAAP and US Securities and Exchange Commission requirements. Mr. Kidd has also overseen Federal and State tax issues and Sarbanes-Oxley compliance for NHC. Prior to joining NHC, Mr. Kidd was in public accounting for 10 years. Mr. Kidd is a CPA and received his B.S. in Accounting from Middle Tennessee State University in 1998.

Robert Adams, current CEO and Chairman of the Board stated, “The entire Board expresses its appreciation to both Don and Charlotte for their many years of service and significant contributions to NHC.” Stephen Flatt, current NHC President, who has been appointed NHC’s CEO effective January 1, 2017, stated that “Jeff and Brian are well qualified, have been groomed as Charlotte’s and Don’s replacements, and I look forward to working with them in their new roles.”

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 74 long-term health care centers with 9,403 beds. NHC affiliates also operate 36 homecare programs, five independent living centers and 20 assisted living communities. NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.